Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2013, relating to the consolidated financial statements of Santander Holdings USA, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Update 2011-05, Comprehensive Income), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such registration statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 15, 2013